UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ESSENDANT INC.

(Exact name of registrant as specified in its charter)

Delaware	36-3141189
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Parkway North Blvd. Suite 100 Deerfield, Illinois	60015-2559
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	Nasdaq Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission (File No. 001-38499) on May 17, 2018 (the “Original Form 8-A”), by Essendant Inc., a Delaware corporation (the “Company”). The Original Form 8-A was previously amended by Amendment No. 1 filed by the Company on May 30, 2018 (“Amendment No. 1”). The Original Form 8-A, as amended by Amendment No. 1, is incorporated herein by reference.

On September 14, 2018, in connection with the Agreement and Plan of Merger, dated as of September 14, 2018, by and among the Company, Egg Parent Inc., Egg Merger Sub Inc. and Staples, Inc. (the “Merger Agreement”), the Company and Equiniti Trust Company, as rights agent (the “Rights Agent”) under the Rights Agreement, dated as of May 17, 2018, as amended from time to time, between the Company and the Rights Agent (the “Rights Agreement”), entered into Amendment No. 2 to the Rights Agreement (“Amendment No. 2”). Amendment No. 2 renders the Rights Agreement inapplicable to the Merger Agreement by providing that a “Distribution Date,” a “Stock Acquisition Date” and a “Triggering Event” (each as defined in the Rights Agreement) will be deemed not to have occurred, that no person or entity will become an “Acquiring Person” (as defined in the Rights Agreement), and that no Rights (as defined in the Rights Agreement) will become exercisable, in any such case by reason of the (i) approval, execution, delivery, pendency, performance, public announcement or public disclosure of the Merger Agreement or (ii) commencement or, prior to termination of the Merger Agreement, consummation of any of the transactions contemplated by the Merger Agreement. Amendment No. 2 further provides that all Rights established under the Rights Agreement will automatically expire immediately prior to the payment for all shares of common stock of the Company validly tendered pursuant to the Staples Offer (as defined in the Rights Agreement).

The foregoing description of Amendment No. 2 does not purport to be complete and is qualified in its entirety by the complete text of Amendment No. 2, a copy of which is attached as Exhibit 4.3 and is incorporated by reference herein.

Item 2. Exhibits.

Exhibit No.	Description

4.1	Rights Agreement, dated as of May 17, 2018, between Essendant Inc. and Equiniti Trust Company, as rights agent (including the form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, as Exhibit A thereto, the form of Rights Certificate, as Exhibit B thereto, and the form of Summary of Rights to Purchase Preferred Stock, as Exhibit C thereto). (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on May 17, 2018. Commission File No. 000-10653.)

4.2	Amendment No. 1 to the Rights Agreement, dated as of May 29, 2018, between Essendant Inc. and Equiniti Trust Company, as rights agent. (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on May 30, 2018. Commission File No. 001-38499.)

4.3	Amendment No. 2 to the Rights Agreement, dated as of September 14, 2018, between Essendant Inc. and Equiniti Trust Company, as rights agent. (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on September 17, 2018. Commission File No. 001-38499.)

EXHIBIT INDEX

Exhibit No.	Description

4.1	Rights Agreement, dated as of May 17, 2018, between Essendant Inc. and Equiniti Trust Company, as rights agent (including the form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, as Exhibit A thereto, the form of Rights Certificate, as Exhibit B thereto, and the form of Summary of Rights to Purchase Preferred Stock, as Exhibit C thereto). (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on May 17, 2018. Commission File No. 000-10653.)

4.2	Amendment No. 1 to the Rights Agreement, dated as of May 29, 2018, between Essendant Inc. and Equiniti Trust Company, as rights agent. (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on May 30, 2018. Commission File No. 001-38499.)

4.3	Amendment No. 2 to the Rights Agreement, dated as of September 14, 2018, between Essendant Inc. and Equiniti Trust Company, as rights agent. (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on September 17, 2018. Commission File No. 001-38499.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ESSENDANT INC.

Date: September 17, 2018	/s/ Brendan McKeough
Brendan McKeough
Senior Vice President, General Counsel and Secretary